                                  SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                            PathoGenesis Corporation
 ...............................................................................
                (Name of Registrant as Specified In Its Charter)

                            PathoGenesis Corporation
 ...............................................................................
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

         ......................................................................

         2) Aggregate number of securities to which transaction applies:

         ......................................................................

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1) (Set forth the amount on which the filing fee is calculated and state how it was determined.)

         ......................................................................

         4) Proposed maximum aggregate value of transaction:

         ......................................................................

         5) Total fee paid:
         ......................................................................

         [ ] Fee paid previously with preliminary materials:

         ......................................................................

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:

         ......................................................................

         2) Form, Schedule or Registration Statement No.:

         ......................................................................

         3) Filing Party:

         ......................................................................

         4) Date Filed:........................................................

                            PATHOGENESIS CORPORATION
                            201 ELLIOTT AVENUE WEST
                           SEATTLE, WASHINGTON 98119


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders of PathoGenesis Corporation:

         The Annual Meeting of Stockholders of PathoGenesis Corporation (the "Company") will be held at the offices of the Company at the address shown above, at 6 p.m. Pacific Daylight Savings Time on Wednesday, June 25, 1997, for the following purposes:


         1. To elect three Directors to the Board of Directors for three-year terms;

         2. To consider and act upon a proposal to amend Article FOURTH of the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 20,000,000 shares to 60,000,000 shares;

         3. To consider and act upon a proposal to adopt the Company's 1997 Stock Option Plan and to terminate the Company's 1996 Stock Option Plan for Non-Employee Directors;

         4. To ratify the appointment of KPMG Peat Marwick LLP as the independent accountants for the Company for the year ending December 31, 1997; and

         5. To transact such other business as may properly come before the meeting and any adjournment thereof.

         All stockholders are invited to attend the meeting. Stockholders of record at the close of business on April 28, 1997, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting. A complete list of stockholders entitled to notice of, and vote at, the meeting will be open to examination by the stockholders beginning ten days prior to the meeting for any purpose germane to the meeting during normal business hours at the office of the Secretary of the Company at 201 Elliott Avenue West, Seattle, Washington 98119.

         Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope.


                                            BY ORDER OF THE BOARD OF DIRECTORS


                                            MARVIN B. TEPPER
                                            Secretary
Seattle, Washington
April 29, 1997

                            PATHOGENESIS CORPORATION
                            201 ELLIOTT AVENUE WEST
                           SEATTLE, WASHINGTON 98119

                                 (206) 476-8100

                             ----------------------
                                PROXY STATEMENT
                             ----------------------

         The accompanying proxy is solicited by the Board of Directors of PathoGenesis Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held at 6 p.m. Pacific Daylight Savings Time on Wednesday, June 25, 1997, and any adjournment thereof (the "Annual Meeting"). This proxy material is being mailed to stockholders commencing on or about May 5, 1997.


                           VOTING SECURITIES; PROXIES

         A majority of the outstanding shares of Common Stock, par value $.001 per share (the "Common Stock"), present in person or represented by proxy shall constitute a quorum at the Annual Meeting. All shares of Common Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. Regarding the election of three Class II Directors to serve until the Annual Meeting of Stockholders in 2000, in voting by proxy, stockholders may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the other proposals to be voted upon, stockholders may vote in favor of a proposal, against a proposal or may abstain from voting. Stockholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares of Common Stock represented by a signed proxy will be voted FOR all the Board's nominees for Director, FOR the proposal to amend Article FOURTH of the Company's Amended and Restated Certificate of Incorporation, FOR the proposal to adopt the 1997 Stock Option Plan and terminate the 1996 Stock Option Plan for Non-Employee Directors,
FOR the proposal to ratify the appointment of KPMG Peat Marwick LLP as independent auditors and in accordance with the proxy-holder's best judgment as to any other matters raised at the Annual Meeting.

         Directors will be elected by a plurality of the votes cast by the holders of shares of Common Stock voting in person or by proxy at the Annual Meeting. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. Amendment of Article FOURTH of the Company's Amended and Restated Certificate of Incorporation will require the affirmative vote of a majority of the shares outstanding as of the record date. Adoption of the 1997 Stock Option Plan and termination of the 1996 Stock Option Plan for Non-Employee Directors, and ratification of the appointment of KPMG Peat Marwick LLP as independent auditors will each require approval by a majority of the votes cast by the holders of the shares of Common Stock voting on the proposal in person or by proxy at the Annual Meeting. Thus, with respect to the proposed amendment, abstentions and broker non-votes will have the same effect as votes against but, with respect to the adoption of the 1997 Stock Option Plan and termination of the 1996 Stock Option Plan for Non-Employee Directors and the ratification of the appointment of KPMG Peat Marwick LLP, abstentions and broker non-votes will not be included in vote totals and will have no effect on the outcome of the vote.

         A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, executing and delivering to the Company a later dated proxy reflecting contrary instructions or appearing at the Annual Meeting and taking appropriate steps to vote in person.

         At the close of business on April 28, 1997, _______ shares of Common Stock were outstanding and eligible for voting at the meeting. Each stockholder of record is entitled to one vote for each share of Common Stock held on all matters that come before the meeting. Only stockholders of record at the close of business on April 28, 1997 are entitled to notice of, and to vote at, the meeting.

         The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without additional remuneration, may also solicit proxies personally by telefax and by telephone. In addition to mailing copies of this material to stockholders, the Company may request persons, and reimburse them for their expenses in connection therewith, who hold stock in their names or custody or in the names of nominees for others to forward such material to those persons for whom they hold stock of the Company and to request their authority for execution of the proxies. The Company may also engage Morrow & Co. to assist in the solicitation of proxies from stockholders for a fee estimated at approximately $10,000, plus out of pocket expenses.


                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

         The By-Laws of the Company provide that each Director serves from the date of his or her election until the annual meeting of stockholders held in the third year following the year of his or her election and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Each class consists, as nearly as practicable, of one-third of the total number of Directors serving on the Board of Directors. The specific number of Directors is set by a resolution adopted by a majority of the entire Board of Directors. In November 1996, the Board of Directors adopted a resolution to increase the number of Directors from eight to nine and elected Elizabeth M. Greetham to serve as a Class I Director. The terms of all Class I Directors extend until the Annual Meeting of Stockholders in 1999. The Board of Directors has nominated Wilbur H. Gantz, Lawrence C. Hoff and Edward
J. Mathias, each a current Director, for re-election to the Board of Directors as a Class II Director for full three-year terms expiring in 2000. Officers are elected for one-year terms by the Board of Directors.

         The persons named in the accompanying proxy intend to vote for the election as Director of the nominees listed herein. Each nominee has consented to serve if elected. The Board of Directors has no reason to believe that the nominees will not serve if elected, but if any of them should become unavailable to serve as a Director, and if the Board of Directors designates a substitute nominee or nominees, the persons named as proxies will vote for the substitute nominee or nominees designated by the Board of Directors.

         The following table sets forth certain information with respect to each person who is currently a Director or executive officer of the Company and the individuals nominated and recommended to be elected by the Board of Directors of the Company and is based on the records of the Company and information furnished to it by such persons. Reference is made to "Security Ownership of Certain Beneficial Owners and Management" for information pertaining to stock ownership by each Director and executive officer of the Company, including the nominees.

DIRECTORS AND OFFICERS OF THE COMPANY

         The Directors and executive officers of the Company, their positions held with the Company, their ages, and for Directors, the year their terms as Directors expire, as of March 31, 1997, are as follows:

                                                                               Year Term as
          Name                 Age                Positions                   Director Expires
          ----                 ---                ---------                   ----------------

Wilbur H. Gantz(1)............  59   Chief Executive Officer, President and        1997
                                     Director

Alan R. Meyer.................  44   Senior Vice President, Chief Financial        1999
                                     Officer, Treasurer, Assistant Secretary
                                     and Director

A. Bruce Montgomery, M.D. ....  43   Senior Vice President, Research and
                                     Development

Marvin B. Tepper..............  65   Secretary

Elizabeth M. Greetham.........  47   Director                                      1999

Lawrence C. Hoff(2)...........  68   Director                                      1997

Edward J. Mathias(3)..........  55   Director                                      1997

Michael J. Montgomery(3)......  42   Director                                      1999

Talat M. Othman(1)(2).........  61   Director                                      1998

Eugene L. Step(1)(3)..........  68   Director                                      1998

Fred Wilpon(1)(2)(3)..........  60   Director, Chairman of the Board               1998

--------------
(1) Member of Executive Committee.
(2) Member of Compensation Committee.
(3) Member of Audit/Finance Committee.

         The following is a brief summary of the background of each Director and executive officer of the Company:

         WILBUR H. GANTZ is a founder of the Company and has been the Chief Executive Officer, President and a Director of the Company since March 1992. Prior to joining the Company, he was President of Baxter International Inc. ("Baxter"), a leading maker and distributor of health care products. Mr. Gantz joined Baxter in 1966 and held several positions including Vice President of Europe, located in Brussels, Belgium, President of the International Division, Executive Vice President and Chief Operating Officer. He also served on the Board of Directors of Baxter. He was named President of Baxter in 1987, which position he held until joining the Company. Mr. Gantz is a director of the Gillette Company, W.W. Grainger, Inc. and Bank of Montreal.

         ALAN R. MEYER has been a Senior Vice President, Treasurer and Assistant Secretary of the Company since July 1995, Chief Financial Officer and a Director of the Company since December 1992 and was a Vice President of the Company from December 1992 to July 1995. From 1991 to 1992, Mr. Meyer was Vice President and Chief Financial Officer of Oculon Corporation ("Oculon"), a biopharmaceutical company. Prior to Oculon, he was Chief Financial Officer of HealthTech Services Corporation, a medical device company, and Memtec America Corporation ("Memtec"), an industrial separations company. Before joining Memtec, Mr. Meyer was employed by Baxter Healthcare Corporation and Arthur Andersen & Co.

         A. BRUCE MONTGOMERY, M.D. has been a Senior Vice President, Research and Development of the Company since July 1995 and was Vice President of Medical and Regulatory Affairs of the Company from December 1993 to July 1995. From 1989 to November 1993, Dr. Montgomery was Associate Director of Clinical Research at Genentech, Inc., a biotechnology company, where he was involved in the clinical development of Pulmozyme, an inhaled drug for cystic fibrosis patients. From 1988 to 1989 he was Assistant Professor of Medicine, Director of the Medical Intensive Care Unit, Pulmonary Disease Section, Department of Medicine, State University of New York, Stony Brook, New York. Previously Dr. Montgomery was Assistant Professor of Medicine in Residence, University of California, San Francisco and Cardiovascular Research Institute, Chest Service, San Francisco General Hospital. He is a co-inventor of two use patents related to aerosolized pentamidine, a drug for an AIDS-related infection. Dr. Montgomery is the brother of Michael J. Montgomery, a Director of the Company.

         MARVIN B. TEPPER has been Secretary of the Company since September 1992. He has been Executive Vice President and General Counsel of Sterling Equities, Inc., an investment company, since 1989. Previously, Mr. Tepper was a partner in the law firm of Botein Hays & Sklar, New York, New York.

         ELIZABETH M. GREETHAM has been a Director of the Company since November 1996. She is currently Portfolio Manager of Life Science L.P. Funds and handles analytical responsibilities for all health care investments for the institutional, mutual and high individual net worth accounts at Weiss, Peck & Greer Investments, a registered investment advisor where she has been employed since 1990. Ms. Greetham also serves as a director of various pharmaceutical companies, including Medco Research Inc., Access Pharmaceutical Inc., Guilford Pharmaceutical Inc., ChiRex Inc. and SangStat Medical Corporation. Ms. Greetham has an M.A. in Economics from Edinburgh University.

         LAWRENCE C. HOFF has been a Director of the Company since April 1992. He was President of The Upjohn Company ("Upjohn"), a pharmaceutical company, from 1984 through 1990, Chief Operating Officer from 1987 through 1990 and a director from 1973 until Upjohn's merger in 1995. Mr. Hoff is also a director of Medimmune Inc., Curative Health Systems and Alpha Beta Technologies, Inc. He is a past Chairman of the Pharmaceutical Manufacturers Association.

         EDWARD J. MATHIAS has been a Director of the Company since November 1994. He has been a Managing Director of The Carlyle Group, a Washington, D.C. merchant banking firm, since January 1994. Previously, Mr. Mathias was with T. Rowe Price Associates, Inc., an investment manager, where he served on its board of directors and was a member of its Management Committee for over ten years. In addition, he is a director of U.S. Office Products Company and SIRROM Capital.

         MICHAEL J. MONTGOMERY has been a Director of the Company since July 1995. He has been President and Chief Operating Officer of SEGA GAMEWORKS LLC, an entertainment company, since September 1996. He was a senior executive at DreamWorks SKG, an entertainment company, involved with financial matters from January 1995 to September 1996. He was Executive Vice President and Chief Financial Officer of Euro Disney SCA from April 1993 to August 1994, Vice President of The Walt Disney Company from 1989 to 1993 and Treasurer from 1991 to 1993. Previously, Mr. Montgomery was employed by Atlantic Richfield Company. Mr. Montgomery is the brother of Dr. Montgomery, Senior Vice President, Research and Development, of the Company.

         TALAT M. OTHMAN has been a Director of the Company since September 1992. He has been Chairman and Chief Executive Officer of Grove Financial, Inc., a financial services company, since September 1995. He was President of Dearborn Financial, Inc. from 1984 to August 1995 and Chairman and Chief Executive Officer from 1993 to August 1995. He is also director for the Middle East Policy Council in Washington, D.C. and a member of the Dean's Advisory Council, the Kennedy School of Government at Harvard University. He was a director of Harken Energy Corporation and Hartmarx Corporation. He was founding President of the Mid-America Arab Chamber of Commerce as well as of the Midwest Chapter of the Forex

Association of North America. From 1985 to 1987, he served as President of the Arab Bankers Association of North America.

         EUGENE L. STEP has been a Director of the Company since April 1992. He was Executive Vice President of Eli Lilly and Company ("Eli Lilly"), a pharmaceutical company, from 1986 to 1992 and President of its Pharmaceutical Division from 1973 to 1992. He was also a director and a member of the Executive Committee of Eli Lilly. Mr. Step is a past Chairman of the Pharmaceutical Manufacturers Association and past President of the International Pharmaceutical Manufacturers Association. Mr. Step is currently a director of Medco Research Inc., CellGenesys Inc., Scios-Nova Inc. and Guidant Corp.

         FRED WILPON has been a Director of the Company since January 1992 and Chairman of the Board of Directors since May 1995. He is Co-Founder of and has been Chairman of the Board of Sterling Equities, Inc. for over 20 years, and the President and Chief Executive Officer of the New York Mets baseball team for over 10 years. Mr. Wilpon's business interests include real estate as well as other businesses. In addition, Mr. Wilpon is a director of Bear, Stearns & Co. Inc.

COMMITTEES OF THE BOARD OF DIRECTORS - BOARD MEETINGS

         The Board of Directors has established an Audit/Finance, a Compensation and an Executive Committee to assist it in the discharge of its responsibilities. The principal responsibilities of each committee and the members of each committee are described in the succeeding paragraphs. Actions taken by any committee of the Board are reported to the Board of Directors, usually at its next meeting or by written report. The Company's Board of Directors held six meetings during the fiscal year ended December 31, 1996 and acted by consent on two occasions. The Executive Committee serves as the nominating committee. All Directors attended at least 75% of the meetings held during the fiscal year ended December 31, 1996.

         The Audit/Finance Committee currently consists of Messrs. Mathias, Step (Chairman), Wilpon and Montgomery, each of whom is an independent Director. The Audit/Finance Committee held three meetings during the fiscal year ended December 31, 1996. Each year it recommends the appointment of a firm of independent public accountants to examine the financial statements of the Company for the coming year. In making this recommendation, it reviews the nature of audit services rendered, or to be rendered, to the Company. It reviews with representatives of the independent public accountants the auditing arrangements and scope of the independent public accountants' examination of the financial statements, results of those audits, and any problems identified by the independent public accountants regarding internal accounting controls, together with their recommendations. It also meets with the Company's Chief Financial Officer to review reports on the functioning of the Company's programs, policies and procedures regarding financial controls and internal auditing. This includes an assessment of internal controls within the Company based upon the activities of the Company's internal auditing staff as well as an evaluation of the performance of those staffs. In addition, the Audit/Finance Committee meets with the Company's Chief Financial Officer to review reports on the Company's investment securities and cash management programs and policies. The Audit/Finance Committee is also prepared to meet at any time upon request of the independent public accountants or the Chief Financial Officer to review any special situation arising in relation to any of the foregoing subjects.

         The Compensation Committee currently consists of Messrs. Hoff, Othman (Chairman) and Wilpon, each of whom is an independent Director. The Compensation Committee held six meetings during the fiscal year ended December 31, 1996. This Committee makes recommendations to the Board of Directors as to the salaries of the Chief Executive Officer and compensation of Directors. It also sets the salaries of the other elected officers and reviews salaries of certain other senior executives and employees of the Company. It grants incentive compensation to elected officers and other senior executives and is charged with the administration of the Company's stock option plans and incentive programs. It also reviews and approves or makes recommendations to the Board of Directors on any proposed plan or program which would benefit the senior executive group.

         No member of the Compensation Committee has ever served as an executive officer or an employee of the Company. In addition, no executive officer of the Company has ever served as (i) a member of the compensation committee or equivalent of another entity, one of whose executive officers served on the Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee or equivalent of another entity, one of whose executive officers served as a Director of the Company.

         The Executive Committee currently consists of Messrs. Gantz (Chairman), Othman, Step and Wilpon. The Executive Committee held seven meetings during the fiscal year ended December 31, 1996 and acted by consent on one occasion. The Executive Committee has the authority to take all actions that the Board of Directors may take, subject to certain restrictions imposed by law.

COMPENSATION OF DIRECTORS

         The Directors do not receive cash compensation for service on the Board of Directors or on any of its Committees, but Directors may be reimbursed for certain expenses in connection with attendance at Board of Directors' and Committee meetings. During the fiscal year ended December 31, 1996, the Company's non-employee Directors were granted fully-vested options to purchase an aggregate of 42,000 shares of Common Stock at a weighted average exercise price of $17.62 per share under the Company's 1996 Stock Option Plan for Non-Employee Directors.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth compensation paid or earned for the fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994 for those persons who were, at December 31, 1996, (i) the chief executive officer and (ii) the two other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").


                                                     SUMMARY COMPENSATION TABLE

                                                          Annual Compensation

                                                                                                Other
                                                                                               Annual           All Other
            Name and Principal Position                   Year      Salary      Bonus      Compensation(1)    Compensation
            ---------------------------                   ----      ------      -----      ---------------    ------------
Wilbur H. Gantz...................................        1996    $290,690    $116,276           --                --
  Chief Executive Officer and                             1995     279,510          --           --                --
  President                                               1994     279,510          --           --                --

A. Bruce Montgomery, M.D. ........................        1996     194,070      67,865           --                --
  Senior Vice President, Research                         1995     183,057      63,665           --
  and Development                                         1994     170,000      24,000           --            $58,318(2)

Alan R. Meyer.....................................        1996     180,000      63,000           --                --
  Senior Vice President and                               1995     168,667      58,800           --                --
  Chief Financial Officer                                 1994     160,417      24,000           --                --

--------------
(1) Excludes items which are, in the aggregate, less than $50,000 or 10% of the total annual salary and bonus.

(2)   Represents amounts paid to Dr. Montgomery for moving expenses.


         The following table sets forth certain information concerning options granted to the Named Executive Officers during the fiscal year ended December 31, 1996.

                                                             OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                           Potential Realizable
                                                                                                             Value at Assumed
                                                       Individual Grants                                     Annual Rates of
                                    ---------------------------------------------------------------               Stock
                                     Number of       Percent of                                            Price Appreciation
                                    Securities      Total Options                                                  for
                                     Underlying      Granted to          Exercise or                           Option Term
                                      Options       Employees in         Base Price      Expiration     -----------------------
                   Name              Granted(1)      Fiscal Year          ($/Share)         Date           5%           10%
                   ----              ----------      -----------          ---------         ----          ----          ---
Wilbur H. Gantz.................       60,000            14%               $16.25         1/24/06       $613,200     $1,553,900
A. Bruce Montgomery,
M.D.............................       25,000             6%                16.25         1/24/06        255,500        647,500
Alan R. Meyer...................       15,000             4%                16.25         1/24/06        153,300        388,500

--------------
(1) All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant.

                     AGGREGATED OPTION EXERCISES DURING THE
                      FISCAL YEAR ENDED DECEMBER 31, 1996
                       AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth certain information concerning the number and value of shares underlying exercisable and unexercisable stock options as of the fiscal year end December 31, 1996 by the Named Executive Officers. No options were exercised by any of the Named Executive Officers during the fiscal year ended December 31, 1996.

                                                               Number of Shares                Value of Unexercised
                                                            Underlying Unexercised             In-the-Money Options
                                                          Options at Fiscal Year End           at Fiscal Year End(1)
                                                         -----------------------------     -----------------------------
                     Name                                Exercisable     Unexercisable     Exercisable     Unexercisable
                     ----                                -----------     -------------     -----------     -------------
Wilbur H. Gantz................................            191,250                --       $1,734,695         $      --
A. Bruce Montgomery, M.D. .....................             28,124            56,251          302,333           451,573
Alan R. Meyer..................................             53,125            49,375          611,719           448,906

--------------
(1) These figures are based on a price of $21.75 per share, the closing price of the Common Stock on December 31, 1996 as reported on the Nasdaq National Market as of such date.

                             EMPLOYMENT AGREEMENTS

         Wilbur H. Gantz entered into a five-year employment agreement with the Company (the "Gantz Employment Agreement") which commenced in March 1992.
Under the terms of Mr. Gantz's employment agreement, Mr. Gantz is entitled to receive an annual base salary and bonus (up to 60% of his annual base salary) as determined by the Board of Directors. Mr. Gantz is also entitled to receive benefits offered to the Company's employees generally. The Gantz Employment Agreement provides that the employment of Mr. Gantz may be terminated by the Company for "cause." "Cause" is defined as (i) willful and repeated failure by Mr. Gantz to perform his duties under the Gantz Employment Agreement, which failure is not remedied within 30 days after written notice from the Company; (ii) conviction of Mr. Gantz for a felony; (iii) Mr. Gantz's dishonesty or willfully engaging in conduct that is demonstrably and materially injurious to the Company; or (iv) willful violation by Mr. Gantz of any provision of the Gantz Employment Agreement which violation is not remedied within 30 days after written notice from the Company. In addition, Mr. Gantz may terminate his employment if (i) the Company substantially reduces his duties, position, authority or responsibility under the Gantz Employment Agreement and does not reinstate the same within 30 days or (ii) the Company breaches its obligations with regard to Mr. Gantz's compensation, expenses and benefits. The agreement also contains a provision prohibiting Mr. Gantz from competing with the Company for a one-year period following termination of his employment.

         A. Bruce Montgomery, M.D. has an employment agreement with the Company which extends until May 1997, and month-to-month thereafter. Under the terms of Dr. Montgomery's employment agreement (the "Montgomery Employment Agreement"), Dr. Montgomery is entitled to receive an annual base salary and bonus (up to 30% of his annual base salary) as determined by the Board of Directors. Dr. Montgomery is also entitled to receive benefits offered to the Company's employees generally. The Montgomery Employment Agreement provides that the employment of Dr. Montgomery may be terminated by the Company for "cause." "Cause" is defined as: (i) willful and repeated failure by Dr. Montgomery to perform his duties under the Montgomery Employment Agreement, which failure is not remedied within 30 days after written notice from the Company; (ii) conviction of Dr. Montgomery for a felony; (iii) Dr. Montgomery's dishonesty or willfully engaging in conduct that is demonstrably and materially injurious to the Company; or (iv) willful violation by Dr. Montgomery of any provision of the Montgomery Employment Agreement which violation is not remedied within 30 days after written notice from the Company. The agreement also contains a provision prohibiting Dr. Montgomery from competing with the Company for a one-year period following termination of his employment.


                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

         The Compensation Committee makes recommendations to the Board of Directors as to the salaries of the Chief Executive Officer and compensation of Directors. It also sets the salaries of the other elected officers and reviews salaries of certain other senior executives and employees of the Company. It grants incentive compensation to elected officers and other senior executives and is charged with the administration of the Company's stock option plans and incentive programs. It also reviews and approves or makes recommendations to the Board of Directors on any proposed plan or program which would benefit the senior executive group.

GENERAL POLICIES REGARDING COMPENSATION OF EXECUTIVE OFFICERS

         The Company's executive compensation policies are intended (i) to attract and retain high quality managerial and executive talent and to motivate these individuals to maximize shareholder returns, (ii) to afford appropriate incentives for executives to produce sustained superior performance and (iii) to reward executives for superior individual contributions to the achievement of the Company's business objectives. The Company's compensation structure consists of base salary, annual cash bonuses and stock options. Together these components link each executive's compensation directly to individual and Company performance.

Salary. Base salary levels reflect individual positions, responsibilities, experience, leadership, and potential contribution to the success of the Company. Actual salaries vary based on the Compensation Committee's subjective assessment of the individual executive's performance and the Company's performance.

Bonuses. Executive officers are eligible to receive cash bonuses based on the Compensation Committee's assessment of the respective executive's individual performance and the performance of the Company. In its evaluation of executive officers and the determination of incentive bonuses, the Compensation Committee does not assign quantitative relative weights to different factors and follow mathematical formulas. Rather, the Compensation Committee makes its determination in each case after considering the factors it deems relevant.

Stock Options. Stock options, which are granted at the fair market value of the Common Stock on the date of grant, are currently the Company's sole long-term compensation vehicle. The stock options are intended to provide employees with sufficient incentive to manage from the perspective of an owner with an equity stake in the business.

         In determining the size of individual options grants, the Compensation Committee considers the aggregate number of shares available for grant, the number of individuals to be considered for an award of stock options, and the range of potential compensation levels that the option awards may yield. The number and timing of stock option grants to executive officers are decided by the Compensation Committee based on its subjective assessment of the performance of each grantee. In determining the size and timing of option grants, the Compensation Committee weighs any factors it considers relevant and gives such factors the relative weight it considers appropriate under the circumstances then prevailing. While an ancillary goal of the Compensation Committee in awarding stock options is to increase the stock ownership of the Company's management, the Compensation Committee does not, when determining the amount of stock options to award, consider the amount of stock already owned by an officer. The Compensation Committee believes that to do so could have the effect of inappropriately or inequitably penalizing or rewarding executives based upon their personal decisions as to stock ownership and option exercises.

         In 1993, the Internal Revenue Code was amended to limit the deductibility of compensation paid to certain executives in excess of $1 million. Compensation not subject to the limitation includes certain compensation payable solely because an executive attains performance goals ("performance-based compensation"). The Company's compensation deduction for a particular executive's total compensation, including compensation realized from the exercise of stock options, will be limited to $1 million. The Compensation Committee believes that the compensation paid by the Company in the fiscal year ended December 31, 1996 will not result in any material loss of tax deductions for the Company.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         Mr. Gantz's base salary for the fiscal year ended December 31, 1996 was determined by the terms of his employment agreement for the five-year period which commenced in March 1992 described elsewhere in the proxy statement. In January 1997, the Compensation Committee granted Mr. Gantz options pursuant to the Company's 1997 Stock Option Plan, subject to stockholder approval of such plan, to purchase 75,000 shares of Common Stock at $22.25 per share, the fair market value on the date of grant, in recognition of Mr. Gantz's leadership and contributions during 1996 as the Company's Chief Executive Officer and President. Mr. Gantz was instrumental in the initiation, negotiation and successful completion of the Company's initial public offering in November 1995 and a subsequent public offering in April 1996. In addition, Mr. Gantz has maintained and enhanced a strong record in product development, technology, innovation, quality and management efficiency and provided strong leadership to the Company's management team, and aggressively pursued new areas for growth. The Compensation Committee believes Mr. Gantz has made outstanding contributions to the Company's development of its drug candidates and the future marketing of such proposed products.


                                                               SUBMITTED BY THE
                                                         COMPENSATION COMMITTEE

                                                     Talat M. Othman (Chairman)
                                                               Lawrence C. Hoff
                                                                    Fred Wilpon

                               PERFORMANCE GRAPH

         The graph below compares the cumulative total shareholder return on the Common Stock since November 22, 1995 (the date the Common Stock began trading on Nasdaq National Market) through February 28, 1997 with the cumulative total return of the Nasdaq National Market Total Return Index and the Nasdaq Pharmaceutical Stocks Index. Total return values were calculated based on the assumption of $100 invested and on cumulative total return values assuming reinvestment of dividends. The stock price performance shown on the graph below is not necessarily indicative of future price performance.



     COMPARISON OF CUMULATIVE TOTAL RETURN AMONG PATHOGENESIS CORPORATION,
                   NASDAQ STOCK MARKET TOTAL RETURN INDEX AND
                       NASDAQ PHARMACEUTICAL STOCKS INDEX


     Date         Company Index          Market Index         Peer Index
     ----         -------------          ------------         ----------
   11/22/95          100,000                100,000             100,000
   11/30/95          102,500                103,847             104,784
   12/29/95          110,000                103,294             120,875
   01/31/96          163,750                103,805             131,374
   02/29/96          142,500                107,761             128,898
   03/29/96          163,750                108,119             125,785
   04/30/96          180,000                117,090             132,283
   05/31/96          165,000                122,466             136,763
   06/28/96          155,000                116,945             122,224
   07/31/96          123,750                106,529             108,918
   08/30/96          161,250                112,497             116,808
   09/30/96          177,500                121,107             124,978
   10/31/96          210,000                119,768             119,374
   11/29/96          253,750                127,179             117,640
   12/31/96          217,500                127,047             121,242
   01/31/97          302,500                136,071             131,423
   02/28/97          295,000                128,650             132,333

-------------------------------------------------------------------------------

CRSP Total Returns Index for:             11/22/95     12/29/95     12/31/96
-----------------------------
PathoGenesis Corp. Index                    100.0        110.0        217.5
NASDAQ Market Index                         100.0        103.3        127.0
NASDAQ Pharmaceutical                       100.0        120.9        121.2

SIC 2830-2839 US & Foreign

-------------------------------------------------------------------------------

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


      The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 31, 1997, by (i) each person or group who is known by the Company to own beneficially more than five percent of the Common Stock, (ii) each of the Company's Directors, (iii) each of the Named Executive Officers and (iv) all current executive officers and Directors as a group.

                                                   Number of Shares              Percent
NAME AND ADDRESS                                 Beneficially Owned (1)     Beneficially Owned
----------------                                 ---------------------      ------------------
The Capital Group Companies, Inc.(2).............      870,000                    5.4%
333 South Hope Street
Los Angeles, California 90071

Wilbur H. Gantz(3)...............................      544,525                    3.4%
c/o PathoGenesis Corporation
201 Elliott Avenue West
Seattle, Washington 98119

Elizabeth M. Greetham (4)........................      256,000                    1.6%
c/o Weiss, Peck & Greer, LLC
1 New York Plaza
New York, New York 10004

Lawrence C. Hoff(5)..............................       19,250                      *
12821 Marsh Landing
Palm Beach Gardens, Florida 33418

Edward J. Mathias(6).............................       14,250                      *
c/o The Carlyle Group
1001 Pennsylvania Avenue N.W.
Washington, D.C. 20004

Alan R. Meyer(7).................................       76,500                      *
c/o PathoGenesis Corporation
201 Elliott Avenue West
Seattle, Washington 98119

Michael J. Montgomery(8).........................       20,500                      *
c/o SEGA GAMEWORKS LLC
10 Universal City Plaza
Building 509
Universal City, California 91608

Talat Othman(9)..................................       24,500                      *
c/o Grove Financial, Inc.
750 Lake Cook Road
Buffalo Grove, Illinois 60089

Eugene L. Step(10)...............................       29,500                      *
741 Round Hill Road
Indianapolis, Indiana 46260

Fred Wilpon(11)..................................      753,500                    4.7%
c/o Sterling PathoGenesis Company
575 Fifth Avenue
New York, New York 10017

                                       12

A. Bruce Montgomery, M.D.(12)....................       45,024                      *
c/o PathoGenesis Corporation
201 Elliott Avenue West
Seattle, Washington 98119

Marvin B. Tepper(13).............................      747,250                    4.6%
c/o Sterling PathoGenesis Company
575 Fifth Avenue
New York, New York 10017

All Directors and Executive Officers as a group
    of 11 persons(3)(4)(5)(6)(7)(8)(9)(10)(11)
    (12)(13).....................................    1,812,049                   11.0%


--------------
* Less than 1.0%

1) Unless otherwise indicated, the persons named in the table above have sole voting and investment power with respect to all Common Stock beneficially owned by them, subject to applicable community property laws.

2)   Based on Form 13-G filed on February 12, 1997.

3) Includes: (i) 112,500 shares of Common Stock held by The Wilbur H. Gantz 1992 Irrevocable Children's Trust; (ii) 18,750 shares of Common Stock held by The Wilbur H. Gantz 1992 Irrevocable GST Trust; (iii) 3,750 shares of Common Stock held by The Wilbur H. Gantz Children's Graduate School Trust; and (iv) options to purchase 191,250 shares of Common Stock. Mr. Gantz is the trustee of the foregoing trusts and disclaims beneficial ownership of the Common Stock held thereby. Includes 1,875 shares of Common Stock held by Mr. Gantz's wife and 26,400 shares of Common Stock held by the Linda T. Gantz Revocable Trust. Does not include 15,000 shares of Common Stock held by certain relatives of Mr. Gantz. Mr. Gantz disclaims beneficial ownership of the Common Stock held by his wife and relatives.

4) Includes: (i) options to purchase 14,000 shares of Common Stock and (ii) 242,000 shares of Common Stock held by Weiss, Peck & Greer Investments. Ms. Greetham handles all healthcare investments for the institutional, mutual and high individual net worth accounts at Weiss, Peck & Greer Investments, and may be deemed to have share voting and investment power in such shares arising from her interest in the entity above. Ms. Greetham disclaims beneficial ownership of such shares, except to the extent of her interest in the entity referred to above.

5) Represents: (i) 5,000 shares of Common Stock held by the Lawrence C. Hoff Trust and (ii) options to purchase 14,250 shares of Common Stock.

6) Includes options to purchase 14,250 shares of Common Stock. Does not include 176,042 shares of Common Stock and warrants to purchase 30,483 shares of Common Stock held by The Carlyle Group. Mr. Mathias is a managing director of The Carlyle Group. Mr. Mathias does not have or share voting or investment power for the shares held by The Carlyle Group.

7)   Includes options to purchase 72,500 shares of Common Stock.

8) Includes options to purchase 14,250 shares of Common Stock. Does not include shares beneficially owned by A. Bruce Montgomery.

9)   Includes options to purchase 24,500 shares of Common Stock.

10)  Includes options to purchase 24,500 shares of Common Stock.

11) Represents: (i) 718,750 shares of Common Stock held by Sterling PathoGenesis Company, of which Mr. Wilpon is managing partner and (ii) options to purchase 34,750 shares of Common Stock.

12) Includes options to purchase 34,374 shares of Common Stock. Does not include shares beneficially owned by Michael J. Montgomery.

13) Represents: (i) 718,750 shares of Common Stock held by Sterling PathoGenesis Company, of which Mr. Tepper is a partner and (ii) options to purchase 28,500 shares of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company rents office space in New York, New York from an affiliate of Sterling PathoGenesis Company ("Sterling"), a founding stockholder of the Company, pursuant to an oral lease, at an annual rental of $36,200. The Company believes such annual rate to be comparable to a rate which could be obtained from an independent third party. Messrs. Fred Wilpon and Marvin B. Tepper are two of the partners of Sterling.


                                   PROPOSAL 2

                   AMENDMENT TO CERTIFICATE OF INCORPORATION
                 TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

         The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the Company to issue 20,000,000 shares of Common Stock. On April 28, 1997, there were approximately ________ shares of Common Stock outstanding, and another _________ shares of Common Stock reserved for issuance pursuant to exercise of outstanding stock options and warrants. The Board of Directors believes it to be advisable to increase the number of authorized shares of Common Stock to 60,000,000 shares in order to provide the Company with flexibility of action for possible future financing transactions, acquisitions and other corporate purposes. The additional shares of Common Stock would be capable of being issued for any proper corporate purpose by the Board of Directors at any time without further corporate approval. The Board of Directors believes it is desirable to give this flexibility in considering such matters as stock splits or stock dividends, raising additional capital, acquisitions and other corporate purposes.

         Holders of Common Stock are not entitled to preemptive rights, and to the extent that any additional shares of Common Stock or securities convertible into Common Stock may be issued on other than a pro rata basis to current stockholders, the present ownership portion of current stockholders may be diluted. Depending upon the circumstances in which additional shares of Common Stock are issued, the overall effects of such issuance may be to render more difficult or to discourage a merger, tender offer, proxy contest or the assumption of control by a holder of a large block of Common Stock and the removal of incumbent management. Management is not aware of any possible takeover attempts at this time.

         The proposed amendment would amend and restate Article Fourth, Paragraph A of the Certificate of Incorporation to read in its entirety as follows:

              FOURTH. A. The aggregate number of shares which the Corporation shall have authority to issue is 61,000,000, of which 1,000,000 shares of the par value of $.01 per share shall be designated "Preferred Stock" and 60,000,000 shares of the par value of $.001 per share shall be designated "Common Stock."

         The Board of Directors recommends a vote FOR the approval of the amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock to 60,000,000 shares, which is designated as Proposal 2 on the enclosed proxy card.

                                   PROPOSAL 3

                             1997 STOCK OPTION PLAN

APPROVAL OF THE 1997 STOCK OPTION PLAN

         The Company's Board of Directors has adopted the 1997 Stock Option Plan (the "1997 Stock Option Plan"), subject to the approval by the stockholders.

         The purpose of the 1997 Stock Option Plan is (i) to align the interests of the Company's stockholders with those of the Company's directors, officers and key employees by providing recipients with a proprietary interest in the Company's growth, profitability and success and (ii) to advance the interests of the Company by attracting and retaining well-qualified scientists, key employees, and directors who are not officers or other salaried employees of the Company ("Non-Employee Directors").

         The Company's current stock-based incentive plan, the 1992 Stock Option Plan ("the 1992 Stock Option Plan"), provided for the grant of options to acquire a maximum of 1,500,000 shares of Common Stock when it was established in 1992. As of January 31, 1997, 67,611 shares remained available for grant. The 1996 Stock Option Plan for Non-Employee Directors had 258,000 shares available for grant as of January 31, 1997, but the Board decided not to grant any additional options under such plan. Accordingly, the Board believes that it is in the best interest of the Company and its stockholders at this time to terminate the 1996 Stock Option Plan for Non-Employee Directors and adopt a new stock-based incentive plan in order to accomplish the purposes set forth above.

         A description of the 1997 Stock Option Plan, which is attached hereto as Annex A, appears below.

         The 1997 Stock Option Plan provides for the grant of options to acquire a maximum of 2,000,000 shares of the Common Stock. Of such shares, as of March 31, 1997, 377,050 shares were subject to outstanding options and 1,622,950 shares remained available for grant. The weighted average exercise price at which options were issued under the 1997 Stock Option Plan is $22.93. All such options were granted at exercise prices equal to the fair market value of the Company's Common Stock on the dates of grant. The 1997 Stock Option Plan permits the granting of qualified incentive stock options ("ISOs") or nonqualified stock options ("NSOs"), at the discretion of the administrator of the 1997 Stock Option Plan (the "Plan Administrator"). The Board of Directors has appointed the Compensation Committee of the Board, which consists of Messrs. Hoff, Othman (Chairman) and Wilpon, as the Plan Administrator. Subject to the terms of the 1997 Stock Option Plan, the Plan Administrator determines the terms and conditions of options granted under the 1997 Stock Option Plan. Options granted under the 1997 Stock Option Plan are evidenced by written agreements which contain such terms, conditions, limitations and restrictions as the Plan Administrator deems advisable and which are not inconsistent with the 1997 Stock Option Plan.

         ISOs may be granted to individuals who, at the time of grant, are employees of the Company or its affiliates. NSOs may be granted to Directors, employees, consultants and other agents of the Company or its affiliates.

         The 1997 Stock Option Plan provides that the Plan Administrator must establish an exercise price for ISOs that is not less than the fair market value per share of the Common Stock at the date of grant and an exercise price for NSOs of not less than 85% of such fair market value. Each ISO must expire within 10 years of the date of grant. However, if ISOs are granted to persons owning more than 10% of the voting stock of the Company, the 1997 Stock Option Plan provides that the exercise price may not be less than 110% of the fair market value per share at the date of grant and that the term of such ISOs may not exceed five years. Unless otherwise provided by the Plan Administrator, options granted under the 1997 Stock Option Plan vest at a rate of 25% per year over a four-year period.

         An optionee whose relationship with the Company or any related corporation ceases for any reason (other than termination for cause, death or total disability, as such terms are defined in the 1997 Stock Option Plan) may exercise options that are then exercisable only within the three-month period following such cessation (unless such options terminate or expire sooner by their terms), or within such longer period as may be determined by the Plan Administrator in the case of NSOs. Unexercised options granted under the 1997 Stock Option Plan terminate upon a merger (other than a stock merger), reorganization or liquidation of the Company; however, prior to such a transaction, optionees may exercise such options without regard to whether the vesting requirements have been satisfied.

         Options granted under the 1997 Stock Option Plan convert into options to purchase shares of another corporation that is the successor to the Company in a stock merger with the Company, unless the Company and such other corporation, in their sole discretion, determine that such options terminate. Such converted options become fully vested without regard to whether the vesting requirements in the option agreements for such options have been satisfied, unless the Board of Directors determines otherwise.

         The option exercise price must be paid in full at the time the notice of exercise of the option is delivered to the Company and must be tendered in cash, by bank certified or cashier's check or by personal check. Options may also be exercised in "cashless exercises" (delivery of such shares of stock or cancellation of such options of the Company having a fair market value equal to the exercise price). Unless otherwise provided by the Plan Administrator, options are nontransferable. The Board of Directors has certain rights to suspend, amend or terminate the 1997 Stock Option Plan. Stockholder approval must be obtained for certain amendments which will (i) increase the number of shares which are to be reserved for the issuance of options under such plan or
(ii) permit the granting of stock options to a class of persons other than those presently permitted to receive stock options under such plan.

         NEW PLAN BENEFITS

         The following table sets forth the stock options that the individuals and groups referred to below will receive in 1997 if the 1997 Stock Option Plan is approved by the Company's stockholders at this Annual Meeting.


                                     1997 STOCK OPTION PLAN


              NAME AND POSITION                  DOLLAR VALUE ($) (A)       NUMBER OF UNITS (B)
              -----------------                  --------------------       -------------------
Wilbur H. Gantz                                        $206,250                    75,000
  Chief Executive Officer and President
A. Bruce Montgomery, M.D.                                82,500                    80,000
  Senior Vice President, Research and
  Development
Alan R. Meyer                                            55,000                    20,000
  Senior Vice President and Chief Financial
     Officer
Executive Group                                         343,750                   175,000
Non-Executive Officer Director Group                         --                        --
Non-Executive Officer Employee Group                    435,050                   202,050

--------------
(a) Dollar value is based on a price of $25.00 per share, the closing price of the Common Stock on March 31, 1997 as reported on the Nasdaq National Market as of such date.

(b) All options are subject to vesting; as of March 31, 1997, none have vested.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE 1997 STOCK OPTION PLAN UNDER CURRENT LAW

         The following is a brief description of the federal income tax consequences of stock options which may be granted under the 1997 Stock Option Plan under present tax laws.

      Incentive Stock Options. There will be no federal income tax consequences to either the recipient or the Company upon the grant of an ISO. Except as described below, the recipient will not have to recognize any income upon the exercise of an ISO, and the Company will not be allowed any deduction, as long as the recipient does not dispose of the shares within two years from the date the ISO was granted or within one year from the date the shares were transferred to the recipient (the "holding period requirement"). Upon a sale of the shares after the holding period requirement is satisfied, the recipient will recognize a long-term capital gain (or loss) measured by the excess (or deficit) of the amount realized from such sale over the option price of such shares, but no deduction will be allowed to the Company. If a recipient disposes of shares before the holding period requirement is satisfied, the recipient will recognize ordinary income in the year of disposition, and the Company will be entitled to a corresponding deduction, in an amount equal to the lesser of (a) the excess of the fair market value of the shares on the date of exercise over the option price of the shares or (b) the excess of the amount realized from such disposition over the option price of the shares. Where shares are sold before the holding period requirement is satisfied, the recipient will also recognize a capital gain to the extent that the amount realized from the disposition of the shares exceeded the fair market value of the shares on the date of exercise.

         A recipient may under certain circumstances by permitted to pay all or a portion of the option price of an ISO by delivering Common Stock of the Company. If the Common Stock delivered by a recipient as payment of the option price was acquired through a prior exercise of an ISO or an option granted under an employee stock purchase plan, and if the holding period requirement applicable to such Common Stock has not yet been met, the delivery of such Common Stock to the Company could be treated as a taxable sale or disposition of such stock. In general, where a recipient pays the option price of an ISO be delivering Common Stock of the Company, the recipient pays the option price of an ISO by delivering Common Stock of the Company, the recipient will have a zero tax basis in the shares received that are in excess of the number of shares of Common delivered in payment of the option price.

         For alternative minimum tax purposes, regardless of whether the recipient satisfies the holding period requirement, the excess of the fair market value of the shares on the exercise date over the option price will be treated as a positive adjustment to the recipient's alternative minimum taxable income for the year the ISO is exercised. If the shares are disposed of in the year the ISO was exercised, however, the positive adjustment taken into account for alternative minimum tax purposes will not exceed the gain realized on such sale. Exercise of an ISO may thus result in liability for alternative minimum tax.

         An ISO will generally be treated as an NSO for federal income tax purposes if it is exercised more than three months after the recipient terminates his or her employment with the Company, provided that this three-month limitation will not apply if the employment terminates by reason of the recipient's death. Under the 1997 Stock Option Plan, an ISO will terminate 90 days after the recipient terminates employment, except in the case of a termination resulting from death or retirement. In the case of a recipient who retires, an option will not be treated as an ISO for federal income tax purposes (and will instead be treated as an NSO) if such option is exercised more than three months after the termination of employment.

         Non-Qualified Stock Options. There will be no federal income tax consequences to either the recipient or the Company upon the grant of an NSO. Upon the exercise of an NSO, the recipient will recognize ordinary compensation income in an amount equal to the fair market value of each share on the date of exercise over the option price, and the Company generally will be entitled to a federal income tax deduction of the same amount.

         If a recipient pays the option price of an NSO by surrendering Common Stock held by the recipient, then, to the extent the shares received upon exercise of the option do not exceed the number of shares delivered, the recipient will be treated as making a tax-free exchange of stock and the new shares received will have the same tax basis and holding period requirement as the shares given up. In such case, the recipient will recognize ordinary compensation income in an amount equal to the fair market value of the shares in excess of the shares delivered in payment of the option price. The basis of such additional shares will equal their fair market value on the date the option was exercised. If a recipient exercises an NSO on a cashless basis as permitted under the 1997 Stock Option Plan, the recipient will recognize compensation income equal to the fair market value of the shares received and the recipient's initial tax basis in such shares will equal their fair market value.


TERMINATION OF 1996 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

         Due to recent changes to Section 16 of the Securities Exchange Act of 1934, as amended, and Rule 16(b) promulgated thereunder, it is no longer necessary for the Company to maintain a separate stock option plan for Non-Employee Directors. Therefore, the Board of Directors has proposed terminating the 1996 Stock

Option Plan for Non-Employee Directors and granting all future options to non-employee Directors pursuant to the 1997 Stock Option Plan, if such plan is approved by the stockholders. The termination of the 1996 Stock Option Plan for Non-Employee Directors will not have any effect on outstanding options granted under such plan. As of the date hereof, options to purchase an aggregate of 42,000 shares of Common Stock have been granted pursuant to the 1996 Stock Option Plan for Non-Employee Directors in accordance with the terms thereof.

         The Board of Directors recommends a vote FOR the approval of the 1997 Stock Option Plan and the termination of the 1996 Stock Option Plan for Non-Employee Directors, which is designated as Proposal 3 on the enclosed proxy card.


                                   PROPOSAL 4

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

         The Board of Directors of the Company has appointed KPMG Peat Marwick LLP as independent accountants for the 1997 fiscal year and to render other professional services as required. The appointment of KPMG Peat Marwick LLP is being submitted to stockholders for ratification.

         Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

         The Board of Directors recommends a vote FOR the ratification of KPMG Peat Marwick LLP as independent accountants of the Company, which is designated as Proposal 4 on the enclosed proxy card.


                                 ANNUAL REPORT

         The Annual Report of the Company for the fiscal year ended December 31, 1996 is being mailed to stockholders with this proxy statement.


           DEADLINE FOR STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

         Stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at the Company's 1998 Annual Meeting of Stockholders must be received at the Company's offices at 201 Elliott Avenue West, Seattle, Washington 98119 no later than January 5, 1998, for inclusion in the Company's proxy statement and form of proxy relating to such meeting. All proposals must comply with applicable Commission rules and regulations.

                                 OTHER MATTERS

         The Board of Directors is not aware of any other matter other than those set forth in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of the Company.

THE COMPANY UNDERTAKES TO PROVIDE ITS STOCKHOLDERS WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. WRITTEN REQUESTS FOR SUCH REPORT SHOULD BE ADDRESSED TO THE OFFICE OF THE SECRETARY, PATHOGENESIS CORPORATION, 201 ELLIOTT AVENUE WEST, SEATTLE, WASHINGTON 98119.

                                                                      Annex A
                                                                      -------

                            PATHOGENESIS CORPORATION

                             1997 STOCK OPTION PLAN

    SECTION 1. Purpose. The purpose of the PathoGenesis Corporation 1997 Stock Option Plan (this "Plan") is to provide a means whereby selected employees, officers, directors, agents, consultants and independent contractors of PathoGenesis Corporation (the "Company") or of any parent or subsidiary (as defined in subsection 5.7 and referred to hereinafter as "related corporations") thereof, may be granted incentive stock options and/or nonqualified stock options to purchase the Common Stock (as defined in Section
3) of the Company, in order to attract and retain the services or advice of such employees, officers, directors, agents, consultants and independent contractors and to provide added incentive to them by encouraging stock ownership in the Company.

    SECTION 2. Administration.

    (a) This Plan shall be administered by the Board of Directors of the Company (the "Board"), except to the extent the Board delegates its authority to a committee of the Board to administer this Plan. The administrator of this Plan shall hereinafter be referred to as the "Plan Administrator."

    (b) For so long as the Company's Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no option shall be granted to a director or officer (subject to Section 16 of the Exchange Act) of the Company by the Board unless (i) approved in advance by the Board or the Plan Administrator in accordance with the provisions of Rule 16b-3(d)(1) under the Exchange Act (where the Plan Administrator, if not the entire Board, is a committee of the Board composed solely of two or more non-employee directors who satisfy the requirements of Rule 16b-3(b)(3) under the Exchange Act), (ii) approved in advance, or subsequently ratified by the stockholders in accordance with the provisions of Rule 16b-3(d)(2) under the Exchange Act or (iii) absent approval pursuant to subsections (i) or (ii), no officer or director of the Company may sell shares received upon the exercise of an option during the six-month period immediately following the grant of such option.

         2.1 Procedures. The Board shall designate one of the members of the Plan Administrator as chairman. The Plan Administrator may hold meetings at such times and places as it shall determine. The acts of a majority of the members of the Plan Administrator present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Plan Administrator members, shall be valid acts of the Plan Administrator.

         2.2 Responsibilities. Except for the terms and conditions explicitly set forth in this Plan, the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to the options to be granted under this Plan, including selection of the individuals to be granted options, the number of shares to be subject to each option, the exercise price, and all other terms and conditions of the options, including the designation of such options as incentive stock options or nonqualified stock options. Grants under this Plan need not be identical in any respect, even when made simultaneously. The interpretation and construction by the Plan Administrator of any terms or provisions of this Plan or any option issued hereunder, or of any rule or regulation promulgated in connection herewith, shall be conclusive and binding on all interested parties, so long as such interpretation and construction with respect to incentive stock options corresponds to the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder.

         2.3 Section 16(b) Compliance and Bifurcation of Plan. It is the intention of the Company that this Plan comply in all respects with Section 16(b) and Rule 16b-3 under the Exchange Act, to the extent applicable, and, if any Plan provision is later found not to be in compliance with such Section or Rule, as the case may be, the provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Section 16(b) and Rule 16b-3 under the Exchange Act. Notwithstanding anything in the Plan to the contrary, the Board, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to participants who are officers and directors or other persons subject to Section 16(b) of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other participants.

    SECTION 3. Stock Subject to This Plan. The stock subject to this Plan shall be the Company's common stock, par value $.001 per share (the "Common Stock"), presently authorized but unissued or held in the Company's treasury or subsequently acquired by the Company. Subject to adjustment as provided in
Section 7 hereof, the aggregate amount of Common Stock to be delivered upon the exercise of all options granted under this Plan shall not exceed 2,000,000 shares as such Common Stock was constituted on the effective date of this Plan. If any option granted under this Plan shall expire, be surrendered, exchanged for another option, canceled or terminated for any reason without having been exercised in full, the unpurchased shares subject thereto shall thereupon again be available for purposes of this Plan, including for replacement options which may be granted in exchange for such surrendered, canceled or terminated options.

    SECTION 4. Eligibility. An incentive stock option may be granted only to any individual who, at the time the option is granted, is an employee of the Company or any related corporation. A nonqualified stock option may be granted to any director, employee, officer, agent, consultant or independent contractor of the Company or any related corporation, whether an individual or an entity. Any party to whom an option is granted under this Plan shall be referred to hereinafter as an "Optionee".

    SECTION 5. Terms and Conditions of Options. Options granted under this Plan shall be evidenced by written agreements which shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and which are not inconsistent with this Plan (the "Option Agreement"). Notwithstanding the foregoing, options shall include or incorporate by reference the following terms and conditions:

         5.1 Number of Shares and Price. The maximum number of shares that may be purchased pursuant to the exercise of each option and the price per share at which such option is exercisable (the "exercise price") shall be as established by the Plan Administrator, provided that the Plan Administrator shall act in good faith to establish the exercise price which shall be not less than the fair market value per share of the Common Stock at the time the option is granted with respect to incentive stock options and not less than 85% of the fair market value per share of the Common Stock at the time the option is granted with respect to nonqualified stock options and also provided that, with respect to incentive stock options granted to greater than 10% stockholders, the exercise price shall be as required by Section 6.

         5.2 Term and Maturity. Subject to the restrictions contained in
Section 6 with respect to granting incentive stock options to greater than 10% stockholders, the term of each incentive stock option shall be as established by the Plan Administrator and, if not so established, shall be 10 years from the date it is granted but in no event shall the term of any incentive stock option exceed 10 years. The term of each nonqualified stock option shall be as established by the Plan Administrator and, if not so established, shall be 10 years from the date it is granted. To ensure that the Company or related corporation will achieve the purpose and receive the benefits contemplated in this Plan, any option granted to any Optionee hereunder shall, unless the condition of this sentence is waived or modified in the agreement evidencing the option or by resolution adopted by the Plan Administrator, be exercisable according to the following schedule:

         Period of Optionee's
         Continuous Relationship
         With the Company or Related
         Corporation From the Date               Portion of Total Option
         the Option is Granted                   Which is Exercisable
         ---------------------------             -----------------------
              after 1 year                                25%
              after 2 years                               50%
              after 3 years                               75%
              after 4 years                              100%

         5.3 Exercise. Subject to the vesting schedule described in subsection
5.2 above, each option may be exercised in whole or in part; provided, however, that no fewer than 100 shares (or the remaining shares then purchasable under the option, if less than 100 shares) may be purchased upon any exercise of option rights hereunder and that only whole shares will be issued pursuant to the exercise of any option. Options shall be exercised by delivery to the Company of notice of the number of shares with respect to which the option is exercised, together with payment of the exercise price.

         5.4 Payment of Exercise Price. Payment of the option exercise price shall be made in full at the time the notice of exercise of the option is delivered to the Company and shall be in cash, bank certified or cashier's check or personal check (unless at the time of exercise the

Plan Administrator in a particular case determines not to accept a personal check) for the Common Stock being purchased.

    The Plan Administrator can determine at the time the option is granted for incentive stock options, or at any time before exercise for nonqualified stock options, that additional forms of payment will be permitted. To the extent permitted by the Plan Administrator and applicable laws and regulations (including, but not limited to, federal tax and securities laws and regulations and state corporate law), an option may be exercised by:

    (a) delivery of shares of stock of the Company held by an Optionee having a fair market value equal to the exercise price, such fair market value to be determined in good faith by the Plan Administrator;

    (b) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, all in accordance with the regulations of the Federal Reserve Board, to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price and any federal, state or local withholding tax obligations that may arise in connection with the exercise; provided, that the Plan Administrator, in its sole discretion, may at any time determine that this subparagraph (b), to the extent the instructions to the broker call for an immediate sale of the shares, shall not be applicable to any Optionee whose relationship with the Company has terminated prior to the time of exercise;

    (c) delivery of a properly executed exercise notice together with instructions to the Company to withhold from the shares that would otherwise be issued upon exercise that number of shares having a fair market value equal to the option exercise price.

         5.5 Withholding Tax Requirement. The Company or any related corporation shall have the right to retain and withhold from any payment of cash or Common Stock under the Plan the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the Company may require an Optionee receiving shares of Common Stock to reimburse the Company for any such taxes required to be withheld by the Company and withhold such shares in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due or to become due from the Company to the Optionee an amount equal to such taxes or retain and withhold a number of shares having a market value not less than the amount of such taxes required to be withheld by the Company to reimburse the Company for any such taxes and cancel (in whole or in part) any such shares so withheld. If required by
Section 16(b) of the Exchange Act, the election to pay withholding taxes by delivery of shares held by any person who at the time of exercise is subject to
Section 16(b) of the Exchange Act, shall be made either six months prior to the date the option exercise becomes taxable or at such other times as the Company may determine as necessary to comply with Section 16(b) of the Exchange Act.

         5.6 Assignability and Transferability of Option. Options granted under this Plan and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than (i) by will or by the applicable laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined in Section 414(p) of the Code, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) as otherwise determined by the Plan Administrator and set forth in the applicable Option Agreement. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under this Plan or of any right or privilege conferred hereby, contrary to the Code or to the provisions of this Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby shall be null and void. The designation by an Optionee of a beneficiary does not, in and of itself, constitute an impermissible transfer under this Section.

         5.7 Termination of Relationship. If the Optionee's relationship with the Company or any related corporation ceases for any reason other than termination for cause, death or total disability, and unless by its terms the option sooner terminates or expires, then the Optionee may exercise, for a three-month period, that portion of the Optionee's option which is exercisable at the time of such cessation, but the Optionee's option shall terminate at the end of the three-month period following such cessation as to all shares for which it has not theretofore been exercised, unless, in the case of a nonqualified stock option, such provision is waived in the agreement evidencing the option or by resolution adopted by the Plan Administrator within 90 days of such cessation.

         If an Optionee is terminated for cause, any option granted hereunder shall automatically terminate as of the first discovery by the Company of any reason for termination for cause, and such Optionee shall thereupon have no right to purchase any shares pursuant to such option. "Termination for cause" shall mean dismissal for dishonesty, conviction or confession of a crime punishable by law (except minor violations), fraud, misconduct or disclosure of confidential information. If an Optionee's relationship with the Company or any related corporation is suspended pending an investigation of whether or not the Optionee shall be terminated for cause, all Optionee's rights under any option granted hereunder likewise shall be suspended during the period of investigation.

         If an Optionee's relationship with the Company or any related corporation ceases because of a total disability, the Optionee's option shall not terminate or, in the case of an incentive stock option, cease to be treated as an incentive stock option until the end of the 12-month period following such cessation (unless by its terms it sooner terminates and expires). As used in this Plan, the term "total disability" refers to a mental or physical impairment of the Optionee which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the Optionee to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties for the Company and to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Plan Administrator.

         For purposes of this subsection 5.7, a transfer of relationship between or among the Company and/or any related corporation shall not be deemed to constitute a cessation of relationship with the Company or any of its related corporations. For purposes of this subsection 5.7, with respect to incentive stock options, employment shall be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Plan Administrator). The foregoing notwithstanding, employment shall not be deemed to continue beyond the first 90 days of such leave, unless the Optionee's reemployment rights are guaranteed by statute or by contract.

         As used herein, the term "related corporation," when referring to a subsidiary, shall mean any corporation (other than the Company) or other entity in, at the time of the granting of the option, an unbroken chain of corporations or other entities ending with the Company, if stock or other interests possessing 50% or more of the total combined voting power of all classes of stock or other interests of each of the corporations or other entities other than the Company is owned by one of the other corporations or other entities in such chain. When referring to a parent corporation or other entity, the term "related corporation" shall mean any corporation or other entity in an unbroken chain of corporations or other entities ending with the Company if, at the time of the granting of the option, each of the corporations or other entities other than the Company owns stock or other interests possessing 50% or more of the total combined voting power of all classes of stock or other interests in one of the other corporations or other entities in such chain.

         5.8 Death of Optionee. If an Optionee dies while he or she has a relationship with the Company or any related corporation or within the three-month period (or 12-month period in the case of totally disabled Optionees) following cessation of such relationship, any option held by such Optionee to the extent that the Optionee would have been entitled to exercise such option, may be exercised within one year after his or her death by the personal representative of his or her estate or by the person or persons to whom the Optionee's rights under the option shall pass by will or by the applicable laws of descent and distribution.

         5.9 Status of Shareholder. Neither the Optionee nor any party to which the Optionee's rights and privileges under the option may pass shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the shares issuable upon the exercise of any option granted under this Plan unless and until such option has been exercised.

         5.10 Continuation of Employment. Nothing in this Plan or in any option granted pursuant to this Plan shall confer upon any Optionee any right to continue in the employ of the Company or of a related corporation, or to interfere in any way with the right of the Company or of any such related corporation to terminate his or her employment or other relationship with the Company at any time.

         5.11 Modification and Amendment of Option. Subject to the requirements of Code Section 422 with respect to incentive stock options and to the terms and conditions and within the limitations of this Plan, the Plan Administrator may modify or amend outstanding options granted under this Plan. The modification or amendment of an outstanding option shall not, without the consent of the Optionee, impair or diminish any of his or her rights or any of the obligations of the Company under such option. Except as otherwise provided in this Plan, no outstanding option shall be terminated without the consent of the Optionee. Unless the Optionee agrees otherwise, any changes or adjustments made to outstanding incentive stock options granted under this Plan shall be made in such a manner so as not to constitute a "modification" as defined in Code Section 424(h) and so as not to cause any incentive stock option issued hereunder to fail to continue to qualify as an incentive stock option as defined in Code Section 422(b).

         5.12 Limitation on Value for Incentive Stock Options. As to all incentive stock options granted under the terms of this Plan, to the extent that the aggregate fair market value (determined at the time the incentive stock option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by the Optionee during any calendar year (under this Plan and all other incentive stock option plans of the Company, a related corporation or a predecessor corporation) exceeds $100,000, such options shall be treated as nonqualified stock options. The previous sentence shall not apply if the Code is amended or if the Internal Revenue Service publicly rules, issues a private ruling to the Company, any Optionee, or any legatee, personal representative or distributee of an Optionee or issues regulations, changing or eliminating such annual limit, in which case the limitation shall be that provided by the Code or the Internal Revenue Service, as the case may be.

         5.13 Valuation of Common Stock Received Upon Exercise

              5.13.1 Exercise of Options Under Sections 5.4(a) and (c). The value of Common Stock received by the Optionee from an exercise under Sections 5.4(a) and 5.4(c) hereof shall be the fair market value as determined by the Plan Administrator, provided that, if the Common Stock is traded in a public market, such valuation shall be the average of the high and low trading prices or bid and asked prices, as applicable, of the Common Stock for the date of receipt by the Company of the Optionee's delivery of shares under Section 5.4(a) hereof or delivery of the exercise notice under Section 5.4(c) hereof.

              5.13.2 Exercise of Option Under Section 5.4(b). The value of Common Stock received by the Optionee from an exercise under Section 5.4(b) hereof shall equal (a) in the case of the sale of the Common Stock received as a result of the exercise by a broker on the date of receipt by the Company of the Optionee's exercise notice, the sales price received for such shares; and
(b) in all other cases, the average of the high and low trading prices or bid and asked prices, as applicable, of the Common Stock for the date of receipt by the Company of the Optionee's exercise notice.

    SECTION 6. Greater Than 10% Stockholders.

         6.1 Exercise Price and Term of Incentive Stock Options. If incentive stock options are granted under this Plan to employees who own more than 10% of the total combined voting power of all classes of stock of the Company or any related corporation, the term of such incentive stock options shall not exceed five years and the exercise price shall be not less than 110% of the fair market value of the Common Stock at the time the incentive stock option is granted. This provision shall control notwithstanding any contrary terms contained in an option agreement or any other document. The term and exercise price limitations of this provision shall be amended to conform to any change required by a change in the Code or by a ruling or pronouncement of the Internal Revenue Service.

         6.2 Attribution Rule. For purposes of subsection 6.1, in determining stock ownership, an employee shall be deemed to own the stock owned, directly or indirectly, by or for his or her brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its stockholders, partners or beneficiaries. If an employee or a person related to the employee owns an unexercised option or warrant to purchase stock of the Company, the stock subject to that portion of the option or warrant which is unexercised shall not be counted in determining stock ownership. For purposes of this Section 6, stock owned by an employee shall include all stock owned by him which is actually issued and outstanding immediately before the grant of the incentive stock option to the employee.

    SECTION 7. Adjustments Upon Changes in Capitalization. The aggregate number and class of shares for which options may be granted under this Plan, the number and class of shares covered by each outstanding option, and the exercise price per share thereof (but not the total price), and each such option, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend.

         7.1. Effect of Liquidation, Reorganization or Change in Control.

              7.1.1 Cash, Stock or Other Property for Stock. Except as provided in subsection 7.1.2, upon a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, any option granted hereunder shall terminate, but the Optionee shall have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise such Optionee's option in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied.

              7.1.2 Conversion of Options on Stock for Stock Exchange. If the stockholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock in any transaction involving a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation or reorganization (other than a mere reincorporation or the creation of a holding company), all options granted hereunder shall be converted into options to purchase shares of Exchange Stock unless the Company and corporation issuing the Exchange Stock, in their sole discretion, determine that any or all such options granted hereunder shall not be converted into options to purchase shares of Exchange Stock but instead shall terminate in accordance with the provisions of subsection 7.1.1. The amount and price of converted options shall be determined by adjusting the amount and price of the options granted hereunder in the same proportion as used for determining the number of shares of Exchange Stock the holders of the Common Stock receive in such merger, consolidation, acquisition of property or stock, separation or reorganization. Unless the Board determines otherwise, the converted options shall be fully vested whether or not the vesting requirements set forth in the option agreement have been satisfied.

         7.2 Fractional Shares. In the event of any adjustment in the number of shares covered by an option, any fractional shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full shares resulting from such adjustment.

         7.3 Determination of Board to Be Final. All Section 7 adjustments shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. Unless an Optionee agrees otherwise, any change or adjustment to an incentive stock option shall be made in such a manner so as not to constitute a "modification" as defined in Code Section 425(h) and so as not to cause his or her incentive stock option issued hereunder to fail to continue to qualify as an incentive stock option as defined in Code Section 422(b).

    SECTION 8. Securities Regulation. Shares shall not be issued with respect to an option granted under this Plan unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or inter-dealer quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of any shares hereunder. Inability of the Company to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares hereunder or the unavailability of an exemption from registration for the issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

    As a condition to the exercise of an option, the Company may require the Optionee to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such representation is required by any relevant provision of the aforementioned laws. At the option of the Company, a stop-transfer order against any shares of stock may be placed on the official stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates in order to assure exemption from registration. The Company may also require such other action or agreement by the Optionees as it may from time to time deem to be necessary or advisable. THE COMPANY SHALL NOT BE OBLIGATED, BY REASON OF THIS PROVISION OR OTHERWISE, TO UNDERTAKE REGISTRATION OF THE OPTIONS OR STOCK HEREUNDER.

    Should any of the Company's capital stock of the same class as the stock subject to options granted hereunder be listed on a national securities exchange, all stock issued hereunder if not previously listed on such exchange or inter-dealer quotation system shall be authorized by that exchange or system for listing thereon prior to the issuance thereof.

    SECTION 9. Amendment and Termination.

         9.1 Board Action. The Board may at any time suspend, amend or terminate this Plan, provided that except as set forth in Section 7, the approval of the holders of a majority of the Company's outstanding shares of voting capital stock present and entitled to vote at any meeting is necessary for the adoption by the Board of any amendment which will:

              (a) increase the number of shares which are to be reserved for the issuance of options under this Plan;

              (b) permit the granting of stock options to a class of persons other than those presently permitted to receive stock options under this Plan; or

              (c) require shareholder approval under applicable law, including
Section 16(b) of the Exchange Act.

         9.2 Automatic Termination. Unless sooner terminated by the Board, this Plan shall terminate ten years from the earlier of (a) the date on which this Plan is adopted by the Board or (b) the date on which this Plan is approved by the stockholders of the Company. No option may be granted after such termination or during any suspension of this Plan. The amendment or termination of this Plan shall not, without the consent of the option holder, alter or impair any rights or obligations under any option theretofore granted under this Plan.

    SECTION 10. Effectiveness Of This Plan. This Plan shall become effective upon adoption by the Board so long as it is approved by the holders of a majority of the Company's outstanding shares of voting capital stock present and entitled to vote at any meeting at any time within 12 months before or after the adoption of this Plan.

    Adopted by the Board of Directors on January 8, 1997 and approved by the stockholders on _______________ .

                            PATHOGENESIS CORPORATION
                 ANNUAL MEETING OF STOCKHOLDERS - JUNE 25, 1997
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


The undersigned stockholder of PathoGenesis Corporation (the "Company") hereby constitutes and appoints Wilbur H. Gantz and Alan R. Meyer, and each of them, his true and lawful attorneys and proxies, with full power of substitution in and for each of them, to vote all shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the offices of the Company, on Wednesday, June 25, 1997, 6 p.m., or at any postponement or adjournment thereof, on any and all of the proposals contained in the Notice of the Annual Meeting of Stockholders, with all the powers the undersigned would possess if present personally at said meeting, or at any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE SIDE AND FOR THE APPROVAL OF PROPOSALS 2, 3 AND 4.

            (Continued and to be signed and dated on the other side)

          THE DIRECTORS RECOMMEND A VOTE FOR PROPOSALS 1, 2, 3 AND 4.

                                                                    Please mark
                                                                    your votes
                                                                [X] as this
                                                                    example

                                          ------------
                                             COMMON

1.  Election of Directors           FOR all nominees listed        WITHHOLD
                                    (except as marked to the     AUTHORITY to
                                    contrary, see instruction    vote for all
                                              below)           nominees listed
                                                                    at left

    Wilbur H. Gantz, Lawrence C. Hoff and       [ ]                   [ ]
    Edward J. Mathias

    INSTRUCTION: To withhold authority to vote for any individual nominee, strike through the name of the nominee above.

                                                      FOR    AGAINST    ABSTAIN

2.  Proposal to amend the PathoGenesis Corporation    [ ]      [ ]        [ ]
    Amended and Restated Certificate of
    Incorporation to increase the number of
    authorized shares of Common Stock from
    20,000,000 shares to 60,000,000 shares.

3.  Proposal to adopt the PathoGenesis Corporation    [ ]      [ ]        [ ]
    1997 Stock Option Plan and to terminate the PathoGenesis Corporation 1996 Stock Option
    Plan for Non-Employee Directors.

4.  Proposal to ratify the appointment of KPMG        [ ]      [ ]        [ ]
    Peat Marwick LLP as independent accountants.

The proxies are granted the authority, in their discretion, to act upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

                        Dated                                           , 1997
                              ------------------------------------------
                        Signature(s)
                                    ------------------------------------------
                        Signatures
                                  --------------------------------------------

                        Please sign exactly as your name appears and return this proxy immediately in the enclosed stamped self-addressed envelope.